Exhibit 12.1

Computation of Ratios of Earnings to Fixed Charges

	Three months ended March 31,				For the year ended December 31,
(dollars in millions)	2018		2017		2017		2016		2015		2014		2013 (a)
Earnings:
Income before income taxes	$335		$268		$1,234		$670		$750		$870		$786
Less:
Interest and penalties on tax liabilities	—		—		4		3		1		(4)		(1)

Income before income taxes after interest on tax liabilities	335		268		1,230		667		749		874		787
Plus:
Fixed charges	47		31		144		135		118		122		136

Earnings, including interest on deposits	382		299		1,374		802		867		996		923
Less:
Interest on deposits	16		9		42		40		43		45		55

Earnings, excluding interest on deposits	$366		$290		$1,332		$762		$824		$951		$868

Fixed charges:
Interest expense	$41		$26		$121		$112		$95		$95		$112
Interest portion of rental expense	6		6		23		23		23		27		24

Total fixed charges	47		32		144		135		118		122		136
Less:
Interest on deposits	16		9		42		40		43		45		55

Total fixed charges, excluding interest on deposits	$31		$23		$102		$95		$75		$77		$81

Earnings to fixed charges:
Excluding interest on deposits	11.75	x	12.90	x	13.03	x	7.94	x	10.87	x	12.42	x	10.73	x
Including interest on deposits	8.06	x	9.38	x	9.53	x	5.94	x	7.31	x	8.21	x	6.81	x

(a)	Prior period balances have been adjusted for the Q1 2014 adoption of ASU 2014-01.